UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2008

PROVIDENT BANKSHARES CORPORATION

(Exact name of registrant as specified in charter)

Maryland	0-16421	52-1518642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 East Lexington Street, Baltimore, Maryland 21202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (410) 277-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2008, Provident Bankshares Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with certain institutional and individual accredited investors and certain officers of the Company and members of the Company’s board of directors in connection with the private placement of approximately $64.8 million of its capital stock. The Agreement provides for the sale of 1,422,110 shares of the Company’s common stock at a price of $9.50 per share ($10.80 for officers and directors of the Company, which was the closing bid price on April 8, 2008, the date prior to the execution of the Agreement), and 51,215 shares of a newly created class of Series A Mandatory Convertible Non-Cumulative Preferred Stock (the “Series A Preferred”) at a purchase price and liquidation preference of $1,000 per share. The transaction is subject to customary closing conditions, and is expected to close on April 14, 2008.

Each share of Series A Preferred will automatically convert into 95.238 shares of common stock on April 1, 2011. Holders may elect to convert at any time prior to that date. The conversion rate will be subject to customary anti-dilution adjustments. The aggregate number of common and preferred shares to be issued represents approximately 19.9% of the Company’s common stock outstanding after the offering (assuming conversion of the Series A Preferred).

The Series A Preferred will pay dividends in cash, when declared by the Board of Directors, at a rate of 10.0% per annum on the liquidation preference of $1,000 per share, payable quarterly in arrears. In the event that the Company increases its quarterly dividend on its common stock above $0.165, the holders of the Series A Preferred will be entitled to an additional dividend at a rate per annum equal to the percentage increase above $0.165 multiplied by 10.0%. No dividends may be paid on the Company’s common stock unless dividends have been paid in full on the Series A Preferred.

The Agreement provides the purchasers of the Series A Preferred with certain preemptive rights in connection with future issuances of the Company’s capital stock.

In connection with the Agreement and the offering, the Company also entered into a Registration Rights Agreement with certain investors in the offering, pursuant to which the Company has agreed to file a registration statement covering the common stock sold in the offering or which may be acquired upon conversion of the Series A Preferred.

The foregoing description of the Stock Purchase Agreement and the Registration Rights Agreement is a summary only, and is qualified in its entirety by reference to the full text of such agreements. A copy of each of the Form of Stock Purchase Agreement and the Form of Registration Rights Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated into this Item by reference.

The shares of common stock and Series A Preferred were offered and will be sold by the Company in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The proceeds from the sale of the shares will be used by the Company for working capital and general corporate purposes, including to support its growth initiatives.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 is incorporated into this Item by reference.

Following the issuance of the Series A Preferred pursuant to the Agreement, the Company’s ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Junior Stock (as defined below) and Parity Stock (as defined below) will be subject to certain restrictions in the event that the Company does not pay in full or declare and set aside for payment in full dividends on the Series A Preferred. “Junior Stock” means the Company’s common stock and any other class or series of stock of the Company now existing or hereafter authorized over which the Series A Preferred has preference or priority in the payment of dividends. “Parity Stock” means any class or series of Company stock that ranks on a par with the Series A Preferred in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the Company. The restrictions are set forth in the Articles Supplementary to the Articles of Incorporation of the Company (the “Articles Supplementary”) described in Item 5.03 below.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On April 11, 2008, the Company filed Articles Supplementary to fix the preferences, limitations and relative rights of the Series A Preferred. A copy of the Articles Supplementary is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On April 11, 2008, the Company issued the attached press release announcing the capital raising efforts described above as well a reduction to the dividend paid on the Company’s common stock. The attached press release is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
4.1	Articles Supplementary to the Articles of Incorporation of Provident Bankshares Corporation.

10.1	Form of Stock Purchase Agreement dated as of April 9, 2008 between Provident Bankshares Corporation and the Purchasers named therein.

10.2	Form of Registration Rights Agreement (attached as Exhibit B to the Stock Purchase Agreement attached hereto as Exhibit 10.1).

99.1	Press Release dated April 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDENT BANKSHARES CORPORATION

Date: April 11, 2008	/s/ Robert L. Davis
Robert L. Davis
General Counsel and Corporate Secretary